Exhibit 10.1

SECOND AMENDMENT TO AAR CORP.
STOCK BENEFIT PLAN

WHEREAS, the Company maintains the AAR CORP. Stock Benefit Plan, amended and restated effective October 1, 2001 and further amended effective June 26, 2003 (the “Plan”); and

WHEREAS, the Company now desires to further amend the Plan to set forth a specific maximum number of shares of common stock of the Company available for issuance under the Plan;

NOW THEREFORE, the Company hereby amends Section 4.1 of the Plan as follows, effective as of April 11, 2005:

“4.1         The total number of Shares that may be available for Awards under the Plan, including without limitation the total number of Shares that may be subject to ISOs under the Plan, from and after April 11, 2005, shall be 3,532,226 Shares, adjusted in accordance with the provisions of Section 4.2 hereof.  A Share subject to an Option and its related tandem Restricted Stock Award shall only be counted once.  The Shares so issued may be Shares held in the treasury or Shares that are authorized but unissued as elected by the Board.  Any Shares subject to issuance upon exercise of Options but which are not issued because of a surrender, lapse, expiration, cancellation or termination of any such Option, or which have been issued in connection with Restricted Stock Awards that are subsequently cancelled or forfeited, to the extent consistent with applicable law, rules and regulations, shall once again be available, to the extent set forth by the Committee in a written resolution, for issuance in satisfaction of Awards.”

IN WITNESS WHEREOF, this Second Amendment has been executed on this 5th day of May, 2005.

AAR CORP.

By:	/s/ Howard A. Pulsifer
Howard A. Pulsifer, Vice President